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EXECUTION COPY

     THE COBALT GROUP, INC.
and
COBALT ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2001

i

ii

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2001 (the "Agreement"), by and between The Cobalt Group, Inc., a Washington corporation (the "Company") and Cobalt Acquisition Corporation, a Washington corporation ("Merger Sub").

W I T N E S S E T H:

    WHEREAS, the board of directors of the Company (the "Board of Directors") and the board of directors of Merger Sub have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such acquisition, the boards of directors of the Company and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the Washington Business Corporation Act, Title 23B of the Revised Code of Washington (the "Washington Act") and upon the terms of and subject to the conditions set forth herein;

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes and as such, certain shareholders of the Company, including but not limited to the shareholders set forth on Schedule A (the "Purchasing Shareholders"), intend to retain a specified number of their shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), as set forth on Schedule A;

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement for Merger Sub to enter into this Agreement, the Purchasing Shareholders have entered into a Voting Agreement (the "Voting Agreement"), pursuant to which each such Purchasing Shareholder has, among other things, agreed to vote in favor of this Agreement and the Merger, upon the terms and subject to the conditions set forth in the Voting Agreement; and

    WHEREAS, the Board of Directors, based on the recommendation of a special committee (the "Special Committee") of the Board of Directors comprised solely of directors unaffiliated with the Purchasing Shareholders, has approved this Agreement and the Voting Agreement and has determined that the consideration to be paid for each share of Company Common Stock (excluding the shares owned by the Purchasing Shareholders (the "Rollover Shares") and the Dissenting Shares (as defined in Section 1.7)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

ARTICLE I.

THE MERGER

    SECTION 1.1.  The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Washington Act, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

    SECTION 1.2.  Effective Time.  As promptly as practicable, and in any event no more than three business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in accordance with Section 23B.11.050 of the Washington Act, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the Washington Act (the time of such filing being the "Effective Time").

    SECTION 1.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Washington Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 1.5.  Articles of Incorporation; By-Laws; Directors and Officers.

      (a) Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time the Amended and Restated Articles of Incorporation of the Company, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

      (b) Unless otherwise determined by Merger Sub before the Effective Time, the By-Laws of the Company, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

      (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

    SECTION 1.6.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

      (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than the Rollover Shares and any Dissenting Shares (as defined in Section 1.7(a)) (such shares of Company Common Stock, excluding the Rollover Shares and the Dissenting Shares are hereinafter referred to as the "Shares") shall be canceled and extinguished and shall be converted into the right to receive $3.50 (the "Per Share Amount") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 1.8.

      (b) Each Rollover Share issued and outstanding immediately before the Effective Time shall thereafter remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (c) Each share of Company Common Stock held in the treasury of the Company immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

      (d) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange thereof.

    SECTION 1.7.  Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any shareholder to whom the Company has delivered a written dissenters' notice in accordance with Section 23B.13.200 of the Washington Act and who, in response to such notice, has delivered to the Company a notice of such shareholder's intent to demand payment and has complied with the other requirements of Section 23B.13.210 and who, after furnishing the Company with such notice, provides the Company with a demand for payment in accordance with Section 23B.13.230 (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 1.6(a), but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Chapter 23B.13 of the Washington Act; provided, however, that if such shareholder shall waive such shareholder's right to demand and obtain payment and receives written consent from the Company allowing such waiver under Section 23B.13.020 of the Washington Act or a court of competent jurisdiction shall determine, pursuant to Section 23B.13.300, that such shareholder is not entitled to the relief provided by said Section 23B.13.020, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Amount pursuant to Section 1.6(a), without any interest thereon, upon surrender of the certificate or certificates representing such shares.

      (b) The Company shall give Merger Sub (i) prompt notice of any demand or other instruments received by the Company pursuant to Sections 23B.13.210 and 23B.13.230 of the Washington Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

      (c) Dissenting Shares, if any, shall be cancelled in accordance with the provisions of the Washington Act.

    SECTION 1.8.  Surrender of Shares; Stock Transfer Books.

      (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 1.6(a). The Surviving Corporation shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of

  Shares, funds in amounts and at times necessary for the payments under Section 1.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 1.6(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Surviving Corporation.

      (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 1.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. The Surviving Corporation agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

      (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

      (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

      (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

      (f)  None of the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

      (h) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal back-up withholding or, as set forth in Section 1.8(c), stock transfer taxes payable by such holder.

    SECTION 1.9.  Stock Plans and Warrant Agreements.

      (a) The Company shall take all actions necessary to provide that, prior to or upon consummation of the Merger, each then outstanding warrant to purchase shares of Company Common Stock (the "Warrants") granted under any of the warrant agreements identified on Schedule 1.9, shall be canceled and shall be of no further force or effect; provided, however, that with respect to Warrants as to which the Per Share Amount exceeds the applicable per share exercise price, the Company shall use commercially reasonable efforts to obtain the agreement of holders of such Warrants to the termination of such Warrants on the condition that the Surviving Corporation promptly following the Effective Time pay (or cause to be paid) to the holders of such Warrants an amount in cash, with respect to each such Warrant, equal to the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to such Warrant at the time of such cancellation. Such amount shall be subject to reduction by applicable tax withholding.

      (b) The Company shall take all actions necessary to provide that, during the 30-day period prior to the consummation of the Merger, each outstanding vested option to purchase shares of the Company Common Stock (the "Options") granted under the Company's 1995 Stock Option Plan or the Company's 2000 Stock Incentive Plan (together the "Option Plans") shall be exercisable to the extent such Options are then vested, and upon the expiration of such 30-day period, all unvested Options and all unexercised vested Options shall be cancelled and be of no further force or effect. To the extent permitted under the terms of the Option Plans, optionees who elect to exercise outstanding vested Options during the period described in this Section 1.9(b), may further elect, prior to delivering the exercise price for such outstanding vested Options to the Company in cash or bank certified or cashier's check in exchange for the shares of Company Common Stock being purchased, in lieu of such exercise, with respect to each such outstanding vested Option as to which the Per Share Amount exceeds the applicable per share exercise price, to receive an amount in cash equal to the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to such outstanding vested Option that otherwise would be exercised, such amount to be paid to the Option holder promptly by the Surviving Corporation (or the Surviving Corporation shall cause such amount to be paid) following the Effective Time. Such amount shall be subject to reduction by applicable tax withholding

      (c) Except as provided herein or as set forth in Schedule 1.9, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time. The Company's 1999 Employee Stock Purchase Plan shall terminate automatically pursuant to its terms following the current "period of participation" which shall end on June 30, 2001.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub hereby represents and warrants to the Company as follows:

    SECTION 2.1.  Corporate Organization.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

    SECTION 2.2.  Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding shares of Merger Sub are owned by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WP").

    SECTION 2.3.  Authority Relative to this Agreement.  Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of such corporation, enforceable against it in accordance with its terms.

    SECTION 2.4.  No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or by which any of its property is bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws or other organizational documents of Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Merger Sub is a party or by which Merger Sub or any of its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not prevent or materially delay the consummation of any transactions contemplated by this Agreement.

      (b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the filing and recordation of appropriate merger documents as required by the Washington Act, Merger Sub is not required to submit any notice, report or other filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by Merger Sub in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    SECTION 2.5.  Financing Arrangements.  WP has delivered to the Company a written commitment to execute and deliver a subscription agreement (the "Subscription Agreement"), pursuant to which WP and its affiliates will purchase from the Company and the Company shall issue to WP and its affiliates shares of a new class of preferred stock for an amount in cash sufficient to pay the Per Share Amount to holders of Shares upon consummation of the Merger and to pay all of the fees and expenses WP, Merger Sub and the Company will incur in connection therewith. WP and its affiliates have or will have available to them funds sufficient to satisfy their obligations under the Subscription Agreement.

    SECTION 2.6.  No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

    SECTION 2.7.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub.

    SECTION 2.8.  Disclosure.  No representation or warranty by Merger Sub in this Agreement, and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by Merger Sub to the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Merger Sub as follows:

    SECTION 3.1.  Organization and Qualification; Subsidiaries.

      (a) Each of the Company and its Subsidiaries (as defined in Section 3.1(c)) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures to be so qualified or licensed, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties and leased or owned properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and the Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include a general change in economic conditions, a change in the trading price of Company Common Stock or changes that affect the internet industry generally.

      (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in Schedule 3.1 hereto.

      (c) For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns,

  directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    SECTION 3.2.  Capitalization.

      (a) The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). As of the date hereof, (A) 20,357,472 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock are issued and outstanding, (C) 300,000 shares of Company Common Stock are reserved for issuance under Company's 1999 Employee Stock Purchase Plan, (D) 5,361,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options under the Company's 1995 Stock Option Plan, (E) 1,500,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options under the Company's 2000 Stock Incentive Plan and (F) 2,708,308 shares of Company Common Stock are reserved for issuance pursuant to the warrant agreements set forth in Schedule 3.2(a) (collectively, the "Warrant Agreements"). Except as set forth in Schedule 3.2(a) or in this Section 3.2(a), (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; and (z) there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company or the casting of votes by the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 3.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

      (b) All the outstanding capital stock or other equity interests of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 3.1, are owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 3.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 3.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

    SECTION 3.3.  Authority Relative to this Agreement.  The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the unanimous approval of the Special Committee), subject to the approval of the Merger by the Company's shareholders in accordance with the Washington Act. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    SECTION 3.4.  No Conflict; Required Filings and Consents.

      (a) Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) to the Company's knowledge, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") or By-Laws or equivalent organizational documents of any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property (whether owned or leased) is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

      (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, and (iii) the filing and recordation of appropriate merger or other documents as required by the Washington Act, to the Company's knowledge, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

    SECTION 3.5.  SEC Filings; Financial Statements.

      (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since the date of the Company's initial public offering

  (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

      (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

    SECTION 3.6.  Absence of Certain Changes or Events.  Except as expressly permitted by this Agreement or as set forth in Schedule 3.6 hereto, since December 31, 2000, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any Material Adverse Effect.

    SECTION 3.7.  Litigation.  Except as disclosed in the SEC Reports filed prior to the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree.

    SECTION 3.8.  Employee Benefit Plans.

      (a) Schedule 3.8(a) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

      (b) Neither the Company, any Subsidiary or any Company ERISA Affiliate has an obligation to contribute to any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA (the "Company Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor have any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

      (c) Except as set forth on Schedule 3.8(c), none of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.8(c), neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

      (d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from Federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

      (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

      (f)  Except as set forth on Schedule 3.8(f), there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

      (g) None of the Company, the Subsidiaries, nor to the Company's knowledge, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that is reasonably likely to subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

      (h) Except as set forth on Schedule 3.8(h), the Company does not currently have in force any Company-owned life insurance policies.

      (i)  Except as set forth on Schedule 3.8(i), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code.

      (j)  There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

      (k) Except as set forth on Schedule 3.8(k), all Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively,

  (including rules and regulations thereunder) and other applicable Federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

    SECTION 3.9.  Properties.

      (a) Except as set forth in Schedule 3.9(a), the Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens and other encumbrances. The Company owns no real property. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair (ordinary wear and tear excepted) and operating condition.

      (b) There are no violations of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), except where such violations would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has assigned its interest under any Company Material Lease (as defined below), or subleased all or any part of the space demised thereby, to any third party.

      (c) With respect to each lease or sublease relating to Leased Real Property that involves annual expenditures by the Company or any Subsidiary of $100,000 or more (each, a "Company Material Lease") (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except with respect to clause (iii) where such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

      (d) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the best knowledge of the Company, were constructed in compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting the Leased Real Property.

    SECTION 3.10.  Intellectual Property.

      (a) The Company and the Subsidiaries own or have the valid right to use all intellectual property used by them in connection with their business, including: (i) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code); (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works, including software programs and mask works; and (v) domain names (collectively the "Intellectual Property"), except where the failure to so own or have the valid right to use the Intellectual Property would not have a Material Adverse Effect.

      (b) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (i) are valid, subsisting, in proper form and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned.

      (c) To the Company's knowledge, (i) there are no material conflicts with or infringements of any Intellectual Property by any third party and (ii) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not conflict with or infringe any proprietary right of any third party, in each case, except where such conflict or infringement would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

      (d) Except as set forth in Schedule 3.10(d), all consents, filings and authorizations by or with third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained, except where the failure to obtain such consent or authorization or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect.

      (e) The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, except where such breach would not have a Material Adverse Effect.

      (f)  No former or present employees, officers or directors of the Company or any of its Subsidiaries hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

    SECTION 3.11.  Insurance.  All insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies.

    SECTION 3.12.  Environmental.

      (a) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

      (b) Neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties (whether owned or leased) or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge or reason to know of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the

  Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

      (c) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No lien or other encumbrance has been placed upon any of the Company's or the Subsidiaries' properties (whether owned or leased) under any Environmental Law;

      (d) As used in this Agreement, the following terms have the meanings set forth below:

         (i) "Environmental Law" means any law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

        (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

        (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

    SECTION 3.13.  Material Contracts.

      (a) Except as filed as an exhibit to the SEC Reports filed prior to the date hereof, neither the Company nor any of the Subsidiaries is a party to or bound by:

         (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

        (ii) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary;

        (iii) except as set forth in Schedule 3.13(a)(iii), any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted; or

        (iv) any voting or other agreement governing how any Shares shall be voted.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

      (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed, in all respects, all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company has, or has caused to be, delivered to Merger Sub or its counsel true and complete copies of the Company Material Contracts and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments and waivers), to the extent that such documents were not filed as an exhibit to the SEC Reports prior to the date hereof. Except as set forth in Schedule 3.13(b), each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such Company Material Contract or otherwise give any third party a right to terminate such Company Material Contract. Except as set forth in Schedule 3.13(b), neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) Except as disclosed in SEC Reports filed prior to the date hereof or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on thirty days' or less notice, (ii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee.

    SECTION 3.14.  Conduct of Business.

      (a) The business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Articles of Incorporation or By-Laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) The business and operations of the Company and the Subsidiaries have been, and are being, conducted in compliance with all Federal, state, local and foreign statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, concessions, grants, franchises, permits, licenses and other governmental authorizations and approvals applicable to the Company or any of the Subsidiaries, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) The Company and the Subsidiaries have in effect all franchises, permits, licenses, and other governmental authorizations and approvals (collectively, the "Company Permits") necessary to own, lease or operate their properties and assets and to carry on their businesses, except where the failure to have any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect and no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any such Company Permit.

    SECTION 3.15.  Taxes.

      (a) All Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly filed with the appropriate taxing authorities and have paid to the appropriate taxing authority on its behalf all Taxes shown as due thereon.

      (b) The Company and each Subsidiary have established on its books and records adequate reserves for the payment of all Taxes which have been proposed, assessed or asserted against them.

      (c) The Company and each Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws), and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

      (d) Except as set forth in Schedule 3.15(d), neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

      (e) There are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

      (f)  Except as set forth in Schedule 3.15(f), no United States Federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened.

      (g) The Company and each Subsidiary (i) are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States Federal income taxes and (ii) neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 3.15(g)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law);

      (h) There are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due.

      (i)  Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

      (j)  Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

      (k) No jurisdiction where the Company or any Subsidiary has not filed a Tax Return has notified the Company of a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

      (l)  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any Federal, state, local or foreign tax authority with respect to Taxes.

    SECTION 3.16.  Labor Relations.  (a) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (b) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (d) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any Federal or state agency; and (e) except as set forth in Schedule 3.16(e), to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

    SECTION 3.17.  Transactions with Affiliates.  Except as disclosed in the SEC Reports filed prior to the date hereof, no present or former affiliate of the Company has, or since December 31, 1999 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

    SECTION 3.18.  Proxy Statement.  (a) The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") (such proxy statement is herein referred to as the "Proxy Statement"), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to the Merger Sub Information (as hereinafter defined).

    SECTION 3.19.  Brokers.  No broker, finder or investment banker (other than SG Cowen Securities Corporation ("SG Cowen")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

    SECTION 3.20.  Board Action.  The Board of Directors, at a meeting duly called and held, at which all of the directors were present, duly and unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company.

    SECTION 3.21.  Opinion of Financial Advisor.  SG Cowen has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the shareholders of the Company, is fair to such holders from a financial point of view.

    SECTION 3.22.  Disclosure.  No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by the Company to Merger Sub pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.1.  Conduct of Business by the Company Pending the Closing.  From the date of this Agreement to the Effective Time, except as may be required to satisfy the Company's obligations under this Agreement or as Merger Sub may otherwise agree in writing, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course, (ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers, third party payors and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all Company Permits or related approvals necessary for such business. Any action taken or failure to take action by the Company, which action or failure to take action was specifically approved by the affirmative vote of at least seventy five percent of the Members of the Company's entire Board of Directors shall be deemed to constitute the prior written consent of Merger Sub under this Section 4.1. Without limiting the generality of the foregoing, except as may be required to satisfy the Company's obligations under this Agreement or as Merger Sub may otherwise agree in writing, the Company shall not, and shall cause each of the Subsidiaries not to:

      (a) amend its Articles of Incorporation or By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

      (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than shares of Company Common Stock issued pursuant to the Company's 1999 Employee Stock Purchase Plan or upon the exercise of the Options or the Warrants outstanding on the date hereof in accordance with the Option Plans or the Warrant Agreements as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

      (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice;

      (d) except in the ordinary course of business, amend or terminate any Company Material Contract or waive, release or assign any material rights or claims;

      (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business consistent with past practice;

      (f)  enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Subsidiary;

      (g) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than in the ordinary course of business consistent with past practice (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan, except in accordance with the terms of any Company Employee Benefit Plan in existence as of the date of this Agreement;

      (h) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or material liability except in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); or (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability;

      (i)  make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by generally accepted accounting principles;

      (j)  (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice or (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

      (k) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

      (l)  permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Merger Sub, except in the ordinary course of business consistent with past practice;

      (m) take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Article VI not being satisfied; or

      (n) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 4.2.  No Solicitation.  (a) The Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the "Company Representatives") not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the date of the Company Shareholders' Meeting, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to a customary confidentiality agreement (provided that such confidentiality agreement(s) may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a bona fide written proposal to the Board of Directors relating to any such transaction which the Board of Directors determines in good faith is reasonably likely to represent a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board's fiduciary duties to the Company's shareholders under the Washington Act. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

    The Company will promptly notify Merger Sub of the existence of any Takeover Proposal received by the Company, and the Company will immediately communicate to Merger Sub the terms of any Takeover Proposal which it may receive (and will promptly provide to Merger Sub copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry, including any amendments or proposed amendments to such proposal) and the identity of the Person making such Takeover Proposal or engaging in such discussion or negotiation. The Company will promptly provide to Merger Sub any non-public information concerning the Company provided to any other Person which was not previously provided to Merger Sub.

    As used in this Agreement, the following terms have the meanings set forth below:

      "Superior Proposal" means an unsolicited Takeover Proposal which the Board of Directors determines in its good faith judgment to be more favorable to the Company's shareholders than the transactions contemplated in this Agreement. In making such good faith determination, the

  Board of Directors shall consider, among other things, the extent to which the third party making such Superior Proposal has the requisite financing necessary to consummate such proposed transaction and whether the terms of the Takeover Proposal are subject to more conditions than are set forth herein.

      "Takeover Proposal" means any proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 10% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 10% or more of the equity interest in any of the Company or its Subsidiaries.

      "Third Party" means any Person or group other than Merger Sub or any of its affiliates.

      (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to the third sentence of Section 4.2(a), prior to the Company Shareholders' Meeting, the Company or the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal (provided that such agreement does not purport to terminate this Agreement), in each case at any time after the fifth business day following Merger Sub's receipt of written notice from the Company advising Merger Sub that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Merger Sub to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. Notwithstanding anything contained in this Section 4.2(b), in the event the Company receives a Superior Proposal and the Board of Directors determines to withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger, the Company shall still be required to call and hold the Company Shareholders' Meeting in accordance with Section 5.2 for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, including the Merger.

      (c) Nothing contained in this Section 4.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law.

ARTICLE V.

ADDITIONAL AGREEMENTS

    SECTION 5.1.  Proxy Statement.

      (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, the Proxy Statement. The Company and Merger Sub each will promptly and timely provide all information relating to its respective business or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Merger Sub each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it or its affiliates based upon written information furnished by it for inclusion in the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's shareholders approve this Agreement and the Merger, subject to the right of the Board of Directors to withdraw its recommendation in compliance with Section 4.2(b), including the obligation of the Board of Directors to submit this Agreement and the transactions contemplated hereby, including the Merger, to a shareholder vote in accordance with Section 5.2.

      (b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this provisions shall not apply to Merger Sub Information (as defined below).

      (c) Merger Sub agrees that none of the information supplied by Merger Sub, its officers, directors, representatives, agents or employees (the "Merger Sub Information"), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Merger Sub does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

    SECTION 5.2.  Meeting of Shareholders of the Company.  The Company shall promptly take all action necessary in accordance with the Washington Act and its Restated Articles and By-Laws to convene the Company Shareholders' Meeting. The shareholder vote required for approval of the Merger will be no greater than that set forth in the Washington Act and the Restated Articles. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary to secure any vote of shareholders required by the Washington Act and the Restated Articles to effect the Merger. The Company shall call and hold the Company Shareholders' Meeting whether or not the Board of Directors at any time subsequent to the date hereof determines that this Agreement or the transactions contemplated hereby, including the Merger, is no longer advisable, recommends the rejection thereof by the Company's shareholders, or otherwise changes its recommendation thereof.

    SECTION 5.3.  Compliance with Law.  Each of the Company and Merger Sub will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    SECTION 5.4.  Notification of Certain Matters.  The Company and Merger Sub shall each give the other prompt notice of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any failure of the notifying party, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (unless such failure can be cured); provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the other party.

    SECTION 5.5  Access to Information.  From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Merger Sub reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Merger Sub with (a) all financial, operating and other data and information as Merger Sub, through its officers, employees or agents, may reasonably request and (b) a copy of any document or correspondence received by the Company or any of the Subsidiaries from the Securities and Exchange Commission during such period.

    SECTION 5.6.  Public Announcements.  So long as this Agreement is in effect, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law.

    SECTION 5.7.  Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

    SECTION 5.8.  Agreement to Defend and Indemnify.

      (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Washington Act, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 250% of the premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 250% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Articles of Incorporation and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.8 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1. Notwithstanding Section 8.7, this Section 5.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

      (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

    SECTION 5.9.  State Takeover Laws.  The Company will not, and will not permit any of the Company Representatives to, maintain, allege or assert that this Agreement, the Merger, the Voting Agreement or the transactions contemplated hereby or thereby are subject to the limitations on business combinations contained in Section 23B.19.040 of the Washington Act. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or the Voting Agreement or any of the transactions contemplated hereby or thereby, the Company and Merger Sub shall use their reasonable best efforts to take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

ARTICLE VI.

CONDITIONS OF MERGER

    SECTION 6.1.  Conditions for Each Party's Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

      (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, as required by the Washington Act and the Restated Articles;

      (b) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any

  Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

      (c) All notices, application, approvals, consents and waivers ("Approvals") required to be furnished to or obtained from any Governmental Entity necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods, including under the HSR Act shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall been received by the Company and Merger Sub);

    SECTION 6.2.  Conditions for Obligations of the Company.  The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

      (a) The representations and warranties of Merger Sub set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time. The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects;

      (b) Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Merger Sub to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects; and

      (c) The Warburg Entities shall have executed and delivered to the Company the Subscription Agreement.

    SECTION 6.3.  Conditions for Obligations of Merger Sub.  The obligations of Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

      (a) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time. Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects;

      (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time. Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects;

      (c) The Company shall have obtained and provided to Merger Sub copies of evidence of consents of third parties listed on Schedule 3.10(d), the terms of which consents shall be reasonably satisfactory to Merger Sub (including, without limitation, all such consents, order and approvals as are necessary to prevent any Company Permit from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed);

      (d) There shall not have been an injunction or other order, decree, judgment or ruling issued or threatened by a Governmental Entity of competent jurisdiction or a statute, rule, regulation or executive order or other action shall not have been enacted, promulgated, taken or threatened by a Governmental Entity of competent jurisdiction which in any such case (i) prohibits or restricts or seeks to prohibit or restrict the ownership and operation by Merger Sub (or any of its affiliates) of any portion of the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Merger Sub (or any of its affiliates) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (ii) imposes or seeks to impose material limitations on the ability of Merger Sub effectively to acquire or to hold or to exercise full rights of ownership of any shares of Company Common Stock, including without limitation, the right to vote the Shares purchased by Merger Sub on all matters properly presented to the shareholders of the Company, (iii) imposes or seeks to impose any material limitation on the ability of Merger Sub or any of its respective affiliates effectively to control in any material respect the business operations of the Company and any of the Subsidiaries or (iv) seeks to obtain from the Company or Merger Sub material damages as a result of this Agreement; and

      (e) The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding Shares as of the Effective Time.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

      (a) By the mutual written consent of the boards of directors of Merger Sub and the Company.

      (b) By either of Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

      (c) By either Merger Sub or the Company, if the shareholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the shareholders or any adjournment thereof.

      (d) By either the Company or Merger Sub, if the Merger shall not have been consummated by December 31, 2001 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

      (e) By the Company, if (i) Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to Merger Sub or (ii) if WP fails to vote, or advises the Company in writing that it will not vote, all of its shares of Company Common Stock in favor of this Agreement or the Merger at the Company Shareholders' Meeting.

      (f)  By Merger Sub:

         (i) if the Board of Directors shall have withdrawn, modified or changed in a manner adverse to Merger Sub its approval or recommendation of this Agreement; or

        (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Merger Sub or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of shares of Company Common Stock and the Board of Directors approves such acquisition; or

        (iii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to the Company from Merger Sub; or

        (iv) if for any reason the Company fails to call and hold the Company Shareholders' Meeting by the date which is six business days prior to the Outside Date.

    SECTION 7.2.  Effect of Termination.  (a)  In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Merger Sub or the Company, other than the provisions of this Article VII and as provided in Section 8.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      (b) If (x) Merger Sub terminates this Agreement pursuant to Section 7.1(f)(iii) solely as a result of a breach of Section 4.2 or Section 7.1(f)(iv), then in each case, the Company shall pay, or cause to be paid to WP, within two (2) business days of the time of termination, an amount equal to $1.5 million (the "Termination Fee") plus an amount equal to Merger Sub's and WP's actual and reasonably documented out-of-pocket expenses incurred by Merger Sub or WP in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of Merger Sub's or WP's counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Merger Sub's or WP's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby, provided, however, that in no event shall the Company be required to pay more than $750,000 (the "Expenses"). In addition, if this Agreement is terminated by Merger Sub pursuant to Section 7.1(d) (except in circumstances under which Merger Sub would be prohibited by the proviso to Section 7.1(d) from terminating this Agreement), or 7.1(f)(iii) as a result of a breach of any provision other than Section 4.2, and at the time of such termination, Merger Sub is not in material breach of this Agreement, then the Company shall pay to WP, within two (2) business days of the time of termination, the Expenses, and, if the Company shall thereafter, within 6 months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee within two (2) business days of entering into any such agreement; provided, however, that in no event will the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII.

GENERAL PROVISIONS

    SECTION 8.1.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except as provided in Section 7.2 and except that the agreements set forth in Article I and Sections 5.8 and 8.3 shall survive the Effective Time indefinitely and those set forth in Article VII and Section 8.3 shall survive termination indefinitely.

    SECTION 8.2.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

      (a) if to Merger Sub:

      c/o Warburg, Pincus & Co.
      466 Lexington Avenue
      New York, New York 10017
      Attention: Joseph P. Landy
      Facsimile: (212) 687-2011

    With a copy to:

      Willkie Farr & Gallagher
      787 Seventh Avenue
      New York, New York 10019
      Attention: Steven J. Gartner, Esq.
      Facsimile: (212) 728-8111

      (b) if to the Company:

      The Cobalt Group, Inc.
      2200 First Avenue South
      Seattle, Washington 98134
      Attention: John W.P. Holt
      Facsimile: (206) 269-6350

    With a copies to:

      Stoel Rives LLP
      600 University Street
      Suite 3600
      Seattle, Washington 98101
      Attention: Christopher Voss, Esq.
      Facsimile: (206) 386-7500

    and

      Katten Muchin Zavis
      525 West Monroe Street
      Suite 1600
      Chicago, Illinois 60661
      Attention: Linda J. Wight, Esq.
      Facsimile: (312) 577-4499

    SECTION 8.3.  Expenses.  Except as set forth in Section 7.2(b) or the following sentence, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Promptly following the Effective Time, the Company shall pay or, to the extent previously paid, reimburse WP, for, all fees, costs and expenses incurred by WP or Merger Sub in connection with this Agreement, the Subscription Agreement and the transactions contemplated by hereby and thereby.

    SECTION 8.4.  Certain Definitions.  For purposes of this Agreement, the term:

      (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

      (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

      (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

    SECTION 8.5.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.6.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 8.7.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules hereto) constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 5.8, 7.2(b) and 8.3 are intended to be for the benefit of and to grant third-party rights to the persons referred to therein, and such persons shall be entitled to enforce the covenants contained in such sections.

    SECTION 8.8.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed entirely within that State.

    SECTION 8.10.  Amendment.  This Agreement may be amended by the parties hereto by action taken by Merger Sub, and by action taken by the Special Committee of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.11.  Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 8.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COBALT GROUP, INC.
By:	/s/ JOHN W.P. HOLT Name: John W.P. Holt Title: President & Chief Executive Officer

COBALT ACQUISITION CORPORATION
By:	/s/ JOSEPH P. LANDY Name: Joseph P. Landy Title:

SCHEDULE A

Purchasing Shareholders	Number of shares of Company Common Stock retained
Warburg, Pincus Equity Partners, L.P.	9,808,458

Plus an additional number of shares of Company Common Stock not to exceed 25% of the shares of Company Common Stock outstanding on a fully diluted basis as Merger Sub may determine upon written notice to the Company at least five business days prior to the mailing of the Proxy Statement for the Company Shareholders' Meeting.

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I. THE MERGER
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF MERGER SUB
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV. CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE V. ADDITIONAL AGREEMENTS
ARTICLE VI. CONDITIONS OF MERGER
ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII. GENERAL PROVISIONS